FOR IMMEDIATE RELEASE

CONTACT:	Jeff Tryka, CFA
Investor Relations, Lambert & Co.
(616) 295-2509
jtryka@horizonglobal.com

HORIZON GLOBAL REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2019
Company successfully refinances ABL and names Dennis E. Richardville as Chief Financial Officer

Fourth Quarter Highlights

▪	Successful amendment of our ABL to stabilize liquidity and support future operating flexibility

▪	Net sales of $142.3 million; increase of $4.5 million, or 3.3%, over prior-year comparable period

▪	Operating loss of $33.7 million, or (23.7)% of net sales; improvement of $0.6 million over prior-year comparable period

▪	Net loss from continuing operations of $32.0 million; improvement of $18.1 million over prior-year comparable period

▪	Adjusted EBITDA(2) of $(16.5) million; down $1.2 million from prior-year comparable period

Full Year Highlights

▪	Completed sale of Horizon Asia-Pacific business segment ("APAC"); significantly improved leverage and provided additional liquidity and operating flexibility

▪	Completed refinancing of debt structure to support business realignment and allow for increased covenant flexibility

▪	Net sales of $690.5 million; decrease of $23.5 million, or 3.3%, from prior year

▪	Operating loss of $57.2 million, or (8.3)% of net sales; improvement of $133.4 million over prior year

▪	Net loss from continuing operations of $110.0 million; improvement of $109.4 million over prior year

▪	Adjusted EBITDA(2) of $(8.3) million; down $16.0 million from prior year

Plymouth, Michigan, March 16, 2020 — Horizon Global Corporation (NYSE: HZN), one of the world’s leading manufacturers of branded towing and trailering equipment, today reported fourth quarter and full year financial results for 2019, closing a year of strategic business realignment and management refocus to drive its operational improvement initiatives.
“Since my appointment as CEO in September 2019, I am encouraged by the progress we have made," stated Terry Gohl, Horizon Global's President and Chief Executive Officer. "We are executing our operational improvement initiatives across all facets of the business and we continue to identify new opportunities every day. We are moving with speed and purpose to improve our underlying operations and service to our customers. We expect that our progress will result in substantially improved margins and free cash flow, and, importantly, create value for our shareholders in 2020 and beyond."
Gohl added, "Horizon Global undertook a competitive process to refinance our ABL. The process demonstrated significant lender confidence in our operational improvement initiatives plan and the operating and financial results that we expect to deliver. On March 13, 2020, The Company entered into an agreement with Encina Business Credit, LLC that will provide the Company with the liquidity and financial flexibility necessary to drive our operational improvement initiatives in 2020."
Gohl continued, "I am also pleased to announce the appointment of Dennis Richardville as our Chief Financial Officer. Dennis is a proven leader with extensive automotive experience. Dennis was instrumental in the success of our recent refinancing and we look forward to his significant contribution to our short- and long-term strategic initiatives."

2019 Fourth Quarter Segment Results
Horizon Americas. Net sales were $72.1 million, representing an increase of $1.2 million, or 1.6%, over prior-year comparable period. Net sales in the automotive OEM and e-commerce sales channels were up a combined $5.3 million, partially offset by a combined $4.2 million decrease in sales in the retail, industrial and aftermarket sales channels. Gross profit increased $3.4 million, in part due to reduced fines and penalties in the retail sales channel, partially offset by $3.5 million of increased scrap costs and inventory reserves. Operating loss was $(16.2) million as compared to $(11.6) million during the prior-year comparable period, with gross profit improvement more than offset by a one-time $6.5 million SG&A expense due to the abandonment of an automated stock retrieval system operating lease. Adjusted EBITDA(2) decreased to $(5.6) million as compared to $(1.8) million during the prior-year comparable period, attributable to overall operational underperformance after adjustments for special items.
Horizon Europe-Africa. Net sales were $70.2 million, representing an increase of $3.4 million, or 5.1%, over prior-year comparable period. Net sales in the automotive OEM, automotive OES and aftermarket sales channels were up a combined $7.0 million. The increase in net sales was partially offset by a $3.2 million decrease attributable to sales in 2018 from a non-automotive business that was divested in the first quarter of 2019. After removing the impacts of currency translation, net sales on a constant currency(1) basis increased $5.7 million, or 8.6%. Gross profit decreased $0.7 million, due to an unfavorable shift in sales mix to lower margin automotive OEM business, coupled with $2.6 million of increased scrap costs and inventory reserves. Operating loss was $(12.2) million as compared to $(16.5) million during the prior-year comparable period. Adjusted EBITDA(2) increased to $(5.9) million as compared to $(8.5) million during the prior-year comparable period, attributable to higher sales and cost savings.
Balance Sheet and Liquidity. Gross debt decreased to $236.6 million, a $145.7 million reduction from December 31, 2018. Total liquidity, which includes borrowing availability under the ABL and cash on-hand, was $44.9 million, an increase of $20.7 million over prior year end, after removing any prior-year impacts related to the APAC discontinued operations reporting.

Refinancing of Revolving Credit Facility
On March 13, 2020, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Encina Business Credit, LLC, as agent for the lenders party thereto. The Loan Agreement provides for an asset-based revolving credit facility in the maximum aggregate principal amount of $75,000,000, subject to customary borrowing base limitations contained therein, which amount may be increased at the Company’s request by up to $25,000,000. A portion of the proceeds received by the Company under the Loan Agreement were used to pay in full all outstanding debt incurred under the Amended and Restated Loan Agreement, dated as of June 30, 2015, with Bank of America, N.A., as administrative agent, and the lenders party thereto.
The interest on the loans under the Loan Agreement will be payable in cash at the interest rate of LIBOR plus a margin of 4.00% per annum, subject to a 1.00% LIBOR floor. There are no amortization payments required under the Loan Agreement. Borrowings under the Loan Agreement have a maturity of up to three years, subject to the maturity of certain of the Company's other debt facilities. Indebtedness under the Loan Agreement is and will be secured by the inventory and receivables of the Company's U.S. and Canadian subsidiaries.

Appointment of Chief Financial Officer
The Company today announced that Dennis Richardville has been named the Company’s Chief Financial Officer, effective immediately.
Mr. Richardville has served as Vice President and Corporate Treasurer for the Company since January 2020. Prior to joining the Company, Mr. Richardville served as chief financial officer of Dura Automotive Systems, LLC, from August 2019 to September 2019. Mr. Richardville served as executive vice president and chief financial officer of International Automotive Components Group, SA (“IAC”), a leading global supplier of automotive components and systems, including interior and exterior trim, from 2012 to 2019. From 2007 to 2012, Mr. Richardville served as vice president and global corporate controller for IAC. Prior to joining IAC, Mr. Richardville held various finance positions with Lear Corporation, Wesley Industries, Inc., MSX International, Inc. and Hayes Lemmerz International Inc. from 1999 to 2007.

The Company also announced that Richard Jok, who is currently on medical leave and has been serving as the Company’s interim Chief Financial Officer since December 13, 2019, will return to his role as the Company’s Vice President, Financial Planning and Analysis.

Summary
Gohl commented, “Horizon Global's 2019 results reflect the many challenges we faced during the year. We are not satisfied with this performance, we expect this company to be an industry leader and we are confident that we have the team, brands and focus to solidify ourselves as the supplier of choice across the markets we serve. We will continue to execute our well defined operational improvement initiatives and capitalize on new opportunities. Our focus will continue to be on operational excellence, margin expansion and free cash flow. In 2020, we are optimistic that Horizon Global will deliver on its initiatives, meet and exceed customer expectations and create value for our shareholders."

Conference Call Details
Horizon Global will host a conference call regarding fourth quarter and full year 2019 earnings on Monday, March 16, 2020 at 8:30 a.m. Eastern Time. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (866) 652-5200 and from outside the U.S. at (412) 317-6060. Please use the conference identification number 10139596.
The conference call will be webcast simultaneously and in its entirety through the Horizon Global website. An earnings presentation will also be available on the Horizon Global website at the time of the conference call. Shareholders, media representatives and others may participate in the webcast by registering through the investor relations section on the Company’s website.
A replay of the call will be available on Horizon Global’s website or by phone by dialing (877) 344-7529 and from outside the U.S. at (412) 317-0088. Please use the conference identification number 10139596. The telephone replay will be available approximately two hours after the end of the call and continue through March 30, 2020.

About Horizon Global
Headquartered in Plymouth, MI, Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company's commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage with our employees and realize value creation for our shareholders.
Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: Draw-Tite, Reese, Westfalia, BULLDOG, Fulton and Tekonsha. Horizon Global has approximately 3,600 employees.
For more information, please visit www.horizonglobal.com.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company’s leverage; liabilities and restrictions imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions including the impact of any tariffs, quotas or surcharges; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; the success of the Company’s action plan, including the actual amount of savings and timing thereof; the success of our business improvement initiatives in Europe-Africa, including the amount of savings and timing thereof; the Company’s exposure to product liability claims from customers and end users, and the costs associated therewith; the Company’s ability to meet its covenants in the agreements governing its debt; the Company's ability to refinance its debt, on commercially acceptable terms or at all; the Company’s ability to maintain compliance with the New York Stock Exchange’s continued listing standards; factors affecting the Company's business that are outside of its control, including natural disasters, pandemics (such as the coronavirus (COVID-19)), accidents and governmental actions; and other risks that are discussed in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(1)
We evaluate results in our operations on both an as reported basis and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current period revenue in local currency using the prior period’s currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. See Appendix II for reconciliation.

(2)
Please refer to “Company and Business Segment Financial Information” which details certain costs, expense, other charges, that are included in the determination of net income attributable to Horizon Global under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results. The Company’s management utilizes Adjusted EBITDA as the key measure of company and segment performance and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of the Company and its operating segments and provides management and investors with information to evaluate the operating performance of its business and is representative of its performance used to measure certain of its financial covenants. Adjusted EBITDA should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Horizon Global, which is the most directly comparable financial measure to Adjusted EBITDA that is prepared in accordance with U.S. GAAP.

Horizon Global Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,770	$27,650
Receivables, net	71,680	95,170
Inventories	136,650	152,200
Prepaid expenses and other current assets	8,570	8,270
Current assets held-for-sale	—	36,080
Total current assets	228,670	319,370
Property and equipment, net	75,830	86,500
Operating lease right-of-use assets	45,770	—
Goodwill	4,350	4,500
Other intangibles, net	60,120	69,400
Deferred income taxes	430	660
Non-current assets held-for-sale	—	34,790
Other assets	5,870	6,130
Total assets	$421,040	$521,350
Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings and current maturities, long-term debt	$4,310	$13,860
Accounts payable	78,450	102,350
Short-term operating lease liabilities	9,880	—
Current liabilities held-for-sale	—	28,080
Accrued liabilities	48,850	58,520
Total current liabilities	141,490	202,810
Gross long-term debt	236,550	382,220
Unamortized debt issuance costs and discount	(31,500)	(31,570)
Long-term debt	205,050	350,650
Deferred income taxes	4,040	12,620
Long-term operating lease liabilities	48,070	—
Non-current liabilities held-for-sale	—	1,740
Other long-term liabilities	13,790	19,750
Total liabilities	412,440	587,570
Total Horizon Global shareholders' equity (deficit)	12,340	(63,720)
Noncontrolling interest	(3,740)	(2,500)
Total shareholders' equity (deficit)	8,600	(66,220)
Total liabilities and shareholders' equity	$421,040	$521,350

Horizon Global Corporation
Consolidated Statements of Operations (unaudited)
(Dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Net sales	$142,280	$137,760	$690,450	$714,010
Cost of sales	(134,210)	(132,410)	(594,220)	(604,530)
Gross profit	8,070	5,350	96,230	109,480
Selling, general and administrative expenses	(41,040)	(36,920)	(154,180)	(171,130)
Impairment of goodwill and intangible assets	—	(1,000)	—	(126,770)
Net gain (loss) on dispositions of property and equipment	(720)	(1,690)	780	(2,210)
Operating loss	(33,690)	(34,260)	(57,170)	(190,630)
Other income (expense), net	1,220	(3,710)	(5,390)	(12,800)
Interest expense	(8,000)	(7,870)	(58,270)	(27,450)
Loss from continuing operations before income tax	(40,470)	(45,840)	(120,830)	(230,880)
Income tax benefit (expense)	8,490	(4,250)	10,820	11,520
Net loss from continuing operations	(31,980)	(50,090)	(110,010)	(219,360)
Income from discontinued operations, net of income taxes	—	3,110	189,520	14,460
Net (loss) income	(31,980)	(46,980)	79,510	(204,900)
Less: Net loss attributable to noncontrolling interest	(400)	(220)	(1,240)	(940)
Net (loss) income attributable to Horizon Global	$(31,580)	$(46,760)	$80,750	$(203,960)

Net (loss) income per share attributable to Horizon Global:
Basic:
Continuing operations	$(1.24)	$(1.98)	$(4.30)	$(8.72)
Discontinued operations	—	0.12	7.49	0.58
Total	$(1.24)	$(1.86)	$3.19	$(8.14)
Diluted:
Continuing operations	$(1.24)	$(1.98)	$(4.30)	$(8.72)
Discontinued operations	—	0.12	7.49	0.58
Total	$(1.24)	$(1.86)	$3.19	$(8.14)
Weighted average common shares outstanding:
Basic	25,387,388	25,127,022	25,297,576	25,053,013
Diluted	25,387,388	25,127,022	25,297,576	25,053,013

Horizon Global Corporation
Consolidated Statements of Cash Flows (unaudited)
(Dollars in thousands)

	Twelve months ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net income (loss)	$79,510	$(204,900)
Less: Net income from discontinued operations	189,520	14,460
Net loss from continuing operations	(110,010)	(219,360)

Adjustments to reconcile net loss from continuing operations to net cash used for operating activities:
Net (gain) loss on dispositions of property and equipment	(780)	2,210
Depreciation	15,940	12,330
Amortization of intangible assets	5,750	8,250
Write off of operating lease assets	10,780	—
Impairment of goodwill and intangible assets	—	126,770
Amortization of original issuance discount and debt issuance costs	22,060	8,330
Deferred income taxes	(7,280)	1,120
Non-cash compensation expense	2,150	1,550
Paid-in-kind interest	9,720	—
Decrease (increase) in receivables	19,290	(22,590)
Decrease (increase) in inventories	8,380	(6,940)
(Increase) decrease in prepaid expenses and other assets	(2,990)	6,230
Decrease in accounts payable and accrued liabilities	(30,140)	(9,520)
Other, net	(11,350)	(3,990)
Net cash used for operating activities	(68,480)	(95,610)
Cash Flows from Investing Activities:
Capital expenditures	(9,720)	(11,260)
Net proceeds from sale of business	214,570	—
Net proceeds from disposition of property and equipment	1,620	80
Net cash provided by (used for) investing activities	206,470	(11,180)
Cash Flows from Financing Activities:
Net cash (used for) provided by financing activities	(164,710)	82,360
Discontinued Operations:
Net cash provided by discontinued operating activities	11,430	25,110
Net cash used for discontinued investing activities	(1,120)	(2,490)
Net cash provided by discontinued financing activities	—	—
Net cash provided by discontinued operations	10,310	22,620
Effect of exchange rate changes on cash and cash equivalents	530	(110)
Cash and Cash Equivalents:
Decrease for the year	(15,880)	(1,920)
At beginning of year	27,650	29,570
At end of year	$11,770	$27,650
Supplemental disclosure of cash flow information:
Cash paid for interest	$20,060	$18,630
Cash paid for taxes, net of refunds	$80	$650

Segment Information

The following table summarizes financial information for our operating segments for the three and twelve months ended December 31, 2019 and 2018:

	Three months ended December 31,		Change
	2019	2018	$	%
	(unaudited, dollars in thousands)
Net Sales
Horizon Americas	$72,050	$70,930	$1,120	1.6%
Horizon Europe‑Africa	70,230	66,830	3,400	5.1%
Total	$142,280	$137,760	$4,520	3.3%
Gross Profit
Horizon Americas	$9,560	$6,180	$3,380	54.7%
Horizon Europe‑Africa	(1,490)	(830)	(660)	79.5%
Total	$8,070	$5,350	$2,720	50.8%
Operating Loss
Horizon Americas	$(16,150)	$(11,570)	$(4,580)	39.6%
Horizon Europe‑Africa	(12,220)	(16,480)	4,260	(25.8)%
Corporate	(5,320)	(6,210)	890	(14.3)%
Total	$(33,690)	$(34,260)	$570	(1.7)%
Adjusted EBITDA
Horizon Americas	$(5,570)	$(1,810)	$(3,760)	207.7%
Horizon Europe-Africa	(5,930)	(8,490)	2,560	(30.2)%
Corporate	(5,000)	(5,040)	40	(0.8)%
Total	$(16,500)	$(15,340)	$(1,160)	7.6%

	Twelve months ended December 31,		Change
	2019	2018	$	%
	(unaudited, dollars in thousands)
Net Sales
Horizon Americas	$372,720	$390,750	$(18,030)	(4.6)%
Horizon Europe‑Africa	317,730	323,260	(5,530)	(1.7)%
Total	$690,450	$714,010	$(23,560)	(3.3)%
Gross Profit
Horizon Americas	$71,640	$79,930	$(8,290)	(10.4)%
Horizon Europe‑Africa	24,590	29,550	(4,960)	(16.8)%
Total	$96,230	$109,480	$(13,250)	(12.1)%
Operating Loss
Horizon Americas	$(10,390)	$(6,840)	$(3,550)	51.9%
Horizon Europe‑Africa	(12,100)	(148,630)	136,530	(91.9)%
Corporate	(34,680)	(35,160)	480	(1.4)%
Total	$(57,170)	$(190,630)	$133,460	(70.0)%
Adjusted EBITDA
Horizon Americas	$8,430	$26,050	$(17,620)	(67.6)%
Horizon Europe-Africa	2,770	200	2,570	1,285.0%
Corporate	(19,510)	(18,570)	(940)	5.1%
Total	$(8,310)	$7,680	$(15,990)	(208.2)%

Appendix I

Horizon Global Corporation
Company and Business Segment Financial Information
(Unaudited - dollars in thousands)

The Company’s management utilizes Adjusted EBITDA as the key measure of company and segment performance and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of the Company and its operating segments and provides management and investors with information to evaluate the operating performance of its business and is representative of its performance used to measure certain of its financial covenants. Adjusted EBITDA should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Horizon Global, which is the most directly comparable financial measure to Adjusted EBITDA that is prepared in accordance with U.S. GAAP. Adjusted EBITDA, as determined and measured by Horizon Global, should also not be compared to similarly titled measures reported by other companies. The Company also uses operating income (loss) to measure stand-alone segment performance.

Adjusted EBITDA is defined as net income attributable to Horizon Global before interest expense, income taxes, depreciation and amortization, and before certain items, as applicable such as severance, restructuring, relocation and related business disruption costs, impairment of goodwill and other intangibles, non-cash stock compensation, certain product liability recall and litigation claims, acquisition and integration costs, gains (losses) on business divestitures and other assets, board transition support and non-cash unrealized foreign currency remeasurement costs.

The following table summarizes Adjusted EBITDA for our operating segments for the three and twelve months ended December 31, 2019 and 2018:

	Twelve months ended December 31, 2019				Twelve months ended December 31, 2018				Variance
	Horizon Americas	Horizon Europe-Africa	Corporate	Consolidated	Horizon Americas	Horizon Europe-Africa	Corporate	Consolidated	Consolidated
	(dollars in thousands)				(dollars in thousands)
Net income (loss) attributable to Horizon Global				$80,750				$(203,960)	$284,710
Net loss attributable to noncontrolling interest				(1,240)				(940)	(300)
Net income (loss)				79,510				(204,900)	284,410
Interest expense				58,270				27,450	30,820
Income tax benefit				(10,820)				(11,520)	700
Depreciation and amortization				21,690				20,580	1,110
EBITDA	(4,320)	(3,370)	156,340	148,650	(5,770)	(136,610)	(26,010)	(168,390)	317,040
Net loss attributable to noncontrolling interest	—	1,240	—	1,240	—	940	—	940	300
Income from discontinued operations, net of tax	—	—	(189,520)	(189,520)	—	—	(14,460)	(14,460)	(175,060)
Severance	(200)	1,330	2,050	3,180	5,050	3,060	3,950	12,060	(8,880)
Restructuring, relocation and related business disruption costs	9,500	(1,190)	3,990	12,300	19,690	3,200	—	22,890	(10,590)
Impairment of goodwill and intangible assets	—	—	—	—	—	126,770	—	126,770	(126,770)
Non-cash stock compensation	—	—	2,150	2,150	—	—	1,550	1,550	600
Acquisition and integration costs	—	—	—	—	—	1,390	15,870	17,260	(17,260)
Loss on business divestitures and other assets	2,070	3,630	—	5,700	6,690	—	—	6,690	(990)
Board transition support	—	—	1,450	1,450	—	—	—	—	1,450
Product liability and litigation claims	820	1,760	—	2,580	—	1,340	—	1,340	1,240
Debt issuance costs	—	—	4,070	4,070	—	—	—	—	4,070
Unrealized foreign currency remeasurement costs	—	(180)	130	(50)	50	330	490	870	(920)
Other	560	(450)	(170)	(60)	340	(220)	40	160	(220)
Adjusted EBITDA	$8,430	$2,770	$(19,510)	$(8,310)	$26,050	$200	$(18,570)	$7,680	$(15,990)

	Three months ended December 31, 2019				Three months ended December 31, 2018				Variance
	Horizon Americas	Horizon Europe-Africa	Corporate	Consolidated	Horizon Americas	Horizon Europe-Africa	Corporate	Consolidated	Consolidated
	(dollars in thousands)				(dollars in thousands)
Net loss attributable to Horizon Global				$(31,580)				$(46,760)	$15,180
Net loss attributable to noncontrolling interest				(400)				(220)	(180)
Net loss				(31,980)				(46,980)	15,000
Interest expense				8,000				7,870	130
Income tax (benefit) expense				(8,490)				4,250	(12,740)
Depreciation and amortization				4,900				5,510	(610)
EBITDA	(14,280)	(7,920)	(5,370)	(27,570)	(13,530)	(12,440)	(3,380)	(29,350)	1,780
Net loss attributable to noncontrolling interest	—	400	—	400	—	220	—	220	180
Income from discontinued operations, net of tax	—	—	—	—	—	—	(3,120)	(3,120)	3,120
Severance	—	1,320	430	1,750	40	1,500	1,200	2,740	(990)
Restructuring, relocation and related business disruption costs	8,390	220	(260)	8,350	7,860	380	—	8,240	110
Impairment of goodwill and other intangibles	—	—	—	—	—	1,000	—	1,000	(1,000)
Non-cash stock compensation	—	—	330	330	—	—	110	110	220
Acquisition and integration costs	—	—	—	—	—	—	(260)	(260)	260
Loss on business divestitures and other assets	790	—	—	790	3,130	—	—	3,130	(2,340)
Product liability and litigation claims	—	1,710	—	1,710	—	1,340	—	1,340	370
Debt issuance costs	—	—	(280)	(280)	—	—	—	—	(280)
Unrealized foreign currency remeasurement costs	(160)	(1,390)	(310)	(1,860)	(60)	(420)	290	(190)	(1,670)
Other	(310)	(270)	460	(120)	750	(70)	120	800	(920)
Adjusted EBITDA	$(5,570)	$(5,930)	$(5,000)	$(16,500)	$(1,810)	$(8,490)	$(5,040)	$(15,340)	$(1,160)

Appendix II

Horizon Global Corporation
Reconciliation of Reported Revenue Growth
to Constant Currency Basis
(Unaudited)

We evaluate results in our operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current year revenue in local currency using the prior year's currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

	Three Months Ended December 31, 2019			Twelve months ended December 31, 2019
	Horizon Americas	Horizon Europe‑ Africa	Consolidated	Horizon Americas	Horizon Europe‑ Africa	Consolidated
Revenue growth as reported	1.6%	5.1%	3.3%	(4.6)%	(1.7)%	(3.3)%
Less: currency impact	(0.1)%	(3.5)%	(1.8)%	(0.1)%	(5.8)%	(2.7)%
Revenue growth at constant currency	1.7%	8.6%	5.1%	(4.5)%	4.1%	(0.6)%